Exhibit 99.1
NEWS
Anadarko Announces Leadership Changes
Names R. A. Walker Chief Operating Officer and
Robert G. Gwin Chief Financial Officer
HOUSTON, Feb. 25, 2009 — Anadarko Petroleum Corporation (NYSE: APC) today announced that Al Walker, formerly Sr. Vice President, Finance and Chief Financial Officer, has been named Chief Operating Officer (COO). Karl Kurz, formerly COO, will be leaving the company to pursue other interests.
     Robert G. Gwin, formerly Sr. Vice President, has been named to replace Al Walker as Sr. Vice President, Finance and Chief Financial Officer. These management changes are effective March 1, 2009.
     “These appointments reward and recognize Al and Bob’s outstanding contributions, further strengthen our executive leadership team and continue their leadership development for the future,” Anadarko Chairman and CEO Jim Hackett said. “Both demonstrated outstanding leadership during the simultaneous acquisitions of two companies in 2006 and have been very involved in subsequent efforts to high grade the portfolio, restore the balance-sheet strength and ensure a high-quality work force is in place. I look forward to working with Al, Bob and the rest of our executive leadership team to continue building upon the momentum we have established over the last few years. I would also like to express my sincere appreciation to Karl whose service and leadership have been instrumental in enhancing value for our stakeholders. We wish him well in his future endeavors.”
     In addition to Hackett, Walker and Gwin, the company’s executive management committee includes Robert P. Daniels, Sr. Vice President, Worldwide Exploration; Charles A. Meloy, Sr. Vice President, Worldwide Operations; and Robert K. Reeves, Sr. Vice President, General Counsel and Chief Administrative Officer.
     In his new position, Walker will assume oversight of the company’s worldwide exploration, development, production, and midstream and marketing operations. He will also continue as

Chairman of Western Gas Holdings, LLC, the general partner of Western Gas Partners, LP (NYSE: WES), a publicly traded midstream master limited partnership controlled by Anadarko.
     Walker has more than 25 years of experience in the oil and natural gas industry, with a focus on exploration and production obtained during his tenure with Anadarko and formerly as President, CFO and a director of 3TEC Energy Corporation. He was instrumental in identifying, negotiating and integrating Anadarko’s corporate acquisitions in 2006 and in the disposition of certain assets that were the source of the company’s debt reduction that followed. Walker’s energy experience also includes a career in merchant and investment banking, as well as finance, tax, accounting and other executive leadership experience. He joined Anadarko in 2005 as Sr. Vice President, Finance and Chief Financial Officer.
     Gwin joined Anadarko in January 2006 as Vice President, Finance and Treasurer, bringing more than 20 years of experience in corporate finance and executive management, and was named Sr. Vice President in early 2008. Gwin also continues to serve as President, CEO and a director of Western Gas Holdings, LLC.
Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2008, Anadarko had 2.28 billion barrels of oil equivalent of proved reserves, making it one of the world’s largest independent oil and natural gas exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.
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Anadarko Contacts
Media:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Investors:
John Colglazier, john.colglazier@anadarko.com, 832.636.2306
Chris Campbell, CFA, chris.campbell@anadarko.com, 832.636.8434
Danny Hart, danny.hart@anadarko.com, 832.636.1355